Exhibit 10.14

Execution Copy

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement, dated as of March 7, 2006, and effective only upon the date of the consummation of the first public underwritten offering of equity securities by Goodman Global, Inc., a Delaware corporation (the “Company”), pursuant to an effective registration statement filed by the Company with the United States Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms), is made by and between Company, and Charles A. Carroll (the “Executive”).

WHEREAS, the Executive entered that certain Employment Agreement (as amended and restated as of December 23, 2004, the “Employment Agreement”);

WHEREAS, the Company and the Executive have mutually agreed that it is in their best interest to amend the Employment Agreement pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree that, effective as of the date hereof, the Employment Agreement is hereby amended as follows:

1. Section 5(b)(i) of the Employment Agreement shall be amended to read in its entirety as follows:

(i)

Pay to the Executive an amount (the “Severance Amount”) equal to the product of (A) the sum of (1) his then current his Annual Base Salary and (2) his target annual bonus, as described in Section 3(b)(ii), as in effect on the Date of Termination and (B) two, in equal monthly installments, in accordance with the Company’s customary payroll practices, during the period beginning on the Date of Termination and ending on the second anniversary of the Date of Termination; provided, however, no such payment shall be made following the first date that the Executive violates any covenant contained in Section 6, or 7 (and, if applicable, has failed to cure such violation within the cure period set forth in Section 8); and, provided, further, that, if the Board (or its delegate) determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code as of the Date of Termination and that Section 409 A of the Internal Revenue Code applies with respect to a payment to the Executive pursuant to this Section 5(b), one quarter of the Severance Amount shall be paid in a cash lump-sum on the six month anniversary of the Date of Termination (plus interest at the short-term applicable federal rate compounded semi-annually on all amounts to accrue from the date such payment would have been made but for the application of this proviso through the date of payment), with the other three quarters of the Severance Amount payable to the Executive in accordance with the Company’s customary payroll practices in equal monthly installments during the period beginning on the six-month anniversary of the Date of Termination and ending on the second anniversary of the Date of Termination (but in no event shall any such amount be payable following the first date that the Executive violates any covenant contained in Section 6, or 7 (and, if applicable, has failed to cure such violation within the cure period set forth in Section 8)). Notwithstanding the foregoing, if Executive’s Date of Termination is on or after a Change in Control, then in lieu of continuing such payments of base salary and target annual bonus, the Company shall pay Executive an amount equal to two times his base salary (as described in Section 3(a)) plus an amount equal to two times his target annual bonus as in effect on the Date of Termination in a single lump sum within 30 days of the Date of Termination (or the first date that such amount may be paid without incurring any penalty tax pursuant to Section 409A of the Internal Revenue Code, if later; provided, that in the event that such payment is so delayed, the payment shall include interest on such lump sum from such 30th day until the date of payment at the short-term applicable federal rate compounded semi-annually).

2. Section 5(b) of the Employment Agreement shall be amended to add a new subsection (iii) to read in its entirety as follows:

(iii)	During the period commencing on the Date of Termination and ending on the earlier of (x) the last day of the month in which the Executive attains age 65 and (y) the second anniversary of Executive’s Date of Termination, provide the Executive and his eligible dependents (as determined under the Company’s group health plan as in effect on the date of such termination of employment) with health benefits under the terms of the Company’s group health plan as in effect from time to time. If the Company is unable for any reason to provide the extended health benefit coverage under a group health plan maintained by the Company or any subsidiary, the Company will arrange for the purchase of health insurance for the Executive and his eligible dependents providing, to the extent practicable, reasonably comparable benefits. The cost of the extended health benefits provided for hereby, including any insurance purchased by the Company to provide such benefits, will be shared equally by the Executive and the Company based on the COBRA continuation coverage rates charged by the Company’s group health plan from time to time. Such post-employment coverage shall be co-extensive with any COBRA continuation coverage required by federal (and, if applicable, state or local) law. In the event that the second anniversary of Executive’s Date of Termination occurs prior to the last day of the month in which the Executive attains age 65, then from such second anniversary until the last day of the month in which Executive attains age 65, the Company shall pay Executive the Annual Health Care Stipend (as defined below) in advance on the such 2nd anniversary and each annual anniversary, pro rated for any partial year. The Annual Health Care Stipend shall equal $8918.16, provided that it shall increase from the date hereof annually (on each anniversary of the date hereof) by 12.7% . For the avoidance of doubt, this Section 5 (b)(iii) shall supersede any provisions in the GG Holdings Employment Agreement with respect to health insurance benefits following the Executive’s termination of employment.

3. The last sentence of Section 2(b) of the Employment Agreement shall be amended to read in its entirety as follows:

Notwithstanding the foregoing, this agreement shall not supersede the GG Holdings Employment Agreement with respect to Section 6 (Obligations of the Company upon a Change in Control).

4. The last sentence of Section 15 of the Employment Agreement shall be amended to read in its entirety as follows:

Notwithstanding the foregoing, the Company acknowledges and agrees that on or following the Effective Date the Executive may be entitled to receive certain payments and benefits pursuant to Sections 6 of the GG Holdings Employment Agreement and that nothing in the Agreement shall limit the payments and/or benefits that may become payable or provided to the Executive by Holding pursuant to the GG Holdings Employment Agreement.

5. A new Section 23 shall be added to the Severance Agreement shall to read in its entirety as follows:

23. Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A of the Internal Revenue Code and related Department of Department of Treasury guidance, the Company and Executive shall cooperate in good faith to adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, preserve the economic benefits of this Agreement and avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Internal Revenue Code or to comply with the requirements of Section 409A of the Internal Revenue Code and thereby avoid the application of penalty taxes under such Section.

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[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment to the Employment Agreement as of the day and year first above written.

EXECUTIVE

/s/ Charles A. Carroll
Charles A. Carroll

GOODMAN GLOBAL, INC.

/s/ Ben D. Campbell
By:	Ben D. Campbell
Its:	Executive Vice President

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